As Filed With the Securities and Exchange Commission on June 5, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sovereign Bancorp, Inc. (Exact Name of Registrant as Specified in its Charter)	Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2453088 (I.R.S. Employer Identification Number)

1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph P. Campanelli
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
(215) 557-4630

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

David W. Swartz, Esq. Stevens & Lee 111 North Sixth Street Reading, PA 19601 (610) 478-2160	Jeffrey P. Waldron, Esq. Stevens & Lee 620 Freedom Business Center Suite 200 King of Prussia, PA 19406 (610) 205-6000

     Approximate Date of Commencement of Proposed Sale of the Securities to the Public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered	per Share(1)	offering price	registration fee
Common Stock, no par value	3,674,996	$23.18	$85,204,782.26(1)	$2,615.79

(1)
Estimated in accordance with Rule 457 of the Securities Act based upon the average of the high and low prices for a share of the Registrant’s common stock on June 1, 2007, as reported on the New York Stock Exchange.

Sovereign Bancorp, Inc.
Common Stock
3,674,996 Shares

     This prospectus relates to the proposed sale from time to time by Meridian Capital Funding, Inc., the selling shareholder, of up to 3,674,996 shares of common stock of Sovereign Bancorp, Inc. We originally issued, or will issue, these shares under an earn-out arrangement related to our acquisition of a membership interest in Meridian Capital Group, LLC in connection with our acquisition of Independence Community Bank Corp.
     We will not receive any proceeds from the sale of the shares of common stock. The selling shareholder may offer the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholder may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.
     Our common stock is traded on The New York Stock Exchange under the symbol “SOV.” The closing sales price of the common stock on June 4, 2007 was $23.26 per share.
     These securities are not savings or deposit accounts or other obligations of any of our bank or nonbank subsidiaries and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.
     Investing in the common stock covered by this prospectus involves risks. See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 5, 2007.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC using a “shelf” registration process. The selling shareholder may offer and sell, from time to time, an aggregate of up to 3,674,996 shares of our common stock under this prospectus. In some cases, the selling shareholder will also be required to provide a prospectus supplement containing specific information about the selling shareholder and the terms on which it is offering and selling our common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.
     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Sovereign Bancorp, Inc.
     Sovereign Bancorp, Inc. (“Sovereign”), is the parent company of Sovereign Bank (“Sovereign Bank” or “the Bank”), and is an $82 billion financial institution as of March 31, 2007, with nearly 800 community banking offices, over 2,000 ATMs and about 11,500 team members with principal markets in the Northeastern United States. Our primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial loans, multi-family loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign originates auto loans in the Southeastern and Southwestern parts of the United States.
     Sovereign Bank was created in 1984 under the name Penn Savings Bank, F.S.B. through the merger of two financial institutions with market areas primarily in Berks and Lancaster counties, Pennsylvania. Sovereign Bank assumed its current name on December 31, 1991. Sovereign was incorporated in 1987. We have acquired 28 financial institutions, branch networks and/or related businesses since 1990. Eighteen of these acquisitions, with assets totaling approximately $52 billion, have been completed since 1995.
     Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations.
     Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania 19102, and its telephone number is (215) 557-4630. Our web site address is http://www.sovereignbank.com. The information in our web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “SOV.”
RISK FACTORS
     You should carefully consider the risks described in this prospectus, in addition to the other information contained or incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.
An economic downturn may lead to a deterioration in our asset quality and adversely affect our earnings and cash flow.
     Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and legal expense will increase. Also, decreases in consumer confidence, real estate values, and interest rates, usually associated with a downturn, could combine to make the types of loans we originate less profitable.
The preparation of our financial statements requires the use of estimates that may vary from actual results.
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. One example of a significant critical estimate is the level of the allowance for credit losses. Due to the inherent nature of this estimate, Sovereign cannot provide absolute assurance that it will not significantly increase the allowance for credit losses and/or sustain credit losses that are significantly higher than the provided allowance.
Changing interest rates may adversely affect our profits.
     To be profitable, we must earn more money from interest on loans and investments and fee-based revenues than the interest we pay to our depositors and creditors and the amount necessary to cover the cost of our operations. Rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities and our loans, and increase the amount that we must pay to attract deposits and borrow funds. If interest rates decrease, our net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities, decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause our net interest income to go down. In addition, if interest rates decline, our loans and investments may prepay earlier than expected, which may also lower our income. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change. If the yield curve steepens or flattens, it could impact our net interest income in ways management may not accurately predict.
We experience intense competition for loans and deposits.
     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation, as well as from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of products offered, customer service and price. A number of institutions with which we compete have greater assets and capital than we do and, thus, may have a competitive advantage.

We are subject to substantial regulation which could adversely affect our business and operations.
     As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of those laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us.
     The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.
     Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $2 million, and a large commercial loan is a loan with an original loan amount of $2 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net income.
Changes in accounting standards could impact reported earnings.
     The accounting standard setters, including the FASB, SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Sovereign’s consolidated financial statements. These changes can be hard to predict and can materially impact how it records and reports its financial condition and results of operations. In some cases, Sovereign could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.
Difficulties in combining the operations of acquired entities with Sovereign’s own operations may prevent Sovereign from achieving the expected benefits from its acquisitions.
     Sovereign may not be able to achieve fully the strategic and operating efficiencies in an acquisition. Inherent uncertainties exist in the operations of an acquired entity. In addition, the market conditions where Sovereign and its potential acquisition targets operate are highly competitive. Although Sovereign has a strong track record in integrating acquired entities, it is possible that Sovereign may lose customers or the customers of acquired entities as a result of an acquisition. Sovereign may also lose key personnel, either from the acquired entity or from itself, as a result of an acquisition. These factors could contribute to Sovereign not achieving the expected benefits from its acquisitions within desired time frames, if at all.
Our cost saving initiatives which began being implemented at the end of 2006 and will continue in 2007 may take longer to implement than anticipated or may lead to unintended consequences.
     Our future results are likely to be affected significantly by the implementation and execution of our cost savings initiative plans. They are expected to reduce Sovereign’s operating expenses by approximately $100 million annually. Approximately $80 million of this savings is anticipated to be realized in 2007. If our plan is not realized timely or if the execution of this plan results in actions that lead to reductions in revenue, the benefits of this initiative may not meet our expectations.
FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by, or on behalf of, us. We may from time to time make forward-looking statements in our filings with the Securities and Exchange Commission, in our reports to shareholders and in other communications by us, which are made in good faith by us, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the disclosure communications by us, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “hope,” anticipate,” “estimate,” “intend,” “plan,” “strive,” “hopefully,” “try,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements include statements with respect to our vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including statements relating to:
•	growth in net income, shareholder value and internal tangible equity generation;

•	growth in earnings per share;

•	return on equity;

•	return on assets;

•	efficiency ratio;

•	Tier 1 leverage ratio;

•	annualized net charge-offs and other asset quality measures;

•	fee income as a percentage of total revenue;

•	ratio of tangible equity to assets or other capital adequacy measures;

•	book value and tangible book value per share; and

•	loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.
     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond Sovereign’s control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:
•	the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	adverse changes that may occur in the securities markets, including those related to the financial condition of significant issuers in our investment portfolio;

•
our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•
the possibility that expected merger-related charges are materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at acquisition date and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

•	deposit attrition, customer loss, revenue loss and business disruption following our acquisitions, including adverse effects on relationships with employees may be greater than expected;

•	the implementation of cost savings initiatives may take longer to implement than anticipated or may cost more to implement than anticipated;

•	the implementation of cost savings initiatives may have unintended impacts on our ability to attract and retain businesses and customers;

•	revenue enhancement ideas may not be successful in the marketplace or may result in unintended costs;

•	assumed attrition required to achieve workforce reductions may not come in the right place or at the right times to meet planned goals;

•	changing market conditions may force us to alter the implementation or continuation of cost savings or revenue enhancement strategies;

•	our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services and vice versa;

•	our ability and that of our third party vendors to convert and maintain our data processing and related systems on a timely and acceptable basis and within projected cost estimates;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

•	technological changes;

•	our competitors may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Sovereign;

•	changes in consumer spending and savings habits;

•	acts of terrorism or domestic or foreign military conflicts; and acts of God, including natural disasters;

•	regulatory or judicial proceedings;

•	changes in asset quality;

•
if we acquire companies with weak internal controls, it will take time to get the acquired company up to the same level of operating effectiveness as our internal control structure. our inability to address these risks could negatively affect our operating results; and

•	our success in managing the risks involved in the foregoing.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution you not to place undue reliance on any forward-looking information and statements. The effect of these factors is difficult to predict. New factors emerge from time to time and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward looking statement. Any forward looking statements only speak as of the date of this document.
     Sovereign does not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to Sovereign are expressly qualified by these cautionary statements.
USE OF PROCEEDS
     We will receive no proceeds from the sale of the shares of common stock by the selling shareholder.
SELLING SHAREHOLDER
     We issued, or will issue, the shares of common stock covered by this prospectus to the selling shareholder in a private placement under an earn-out arrangement related to our acquisition of a membership interest in Meridian Capital Group, LLC in connection with our acquisition of Independence Community Bank Corp.
     The following table sets forth information as of June 1, 2007 about the amount of common stock beneficially owned by the selling shareholder and the amount of such common stock that may be offered using this prospectus.

	Number of Shares		Percentage of
	Beneficially Owned	Maximum Number	Common Stock
Name and Address	Prior to the	of Shares	Beneficially Owned
of Selling Shareholder	Offering(1)	Being Offered	After the Offering

Meridian Capital Funding, Inc.	3,674,996	3,674,996	0 (2)
1 Battery Park Plaza New York, New York 10004

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Includes shares previously issued and the maximum number of shares issuable pursuant to the earn-out arrangement referred to above.

(2)	Assumes all shares offered hereby are sold. Percentage of ownership is based on 478,015,660 shares of common stock outstanding on March 1, 2007.
     The selling shareholder has represented to us that it is not, nor is it affiliated with, a registered broker-dealer and that Ralph Herzka, President of the selling shareholder, has the power to vote and/or dispose of the shares on behalf of the selling shareholder.
     We prepared this table based on the information supplied to us by the selling shareholder named in the table and we have not sought to verify such information. The selling shareholder has indicated that it has not held any position or office or had any other material relationship with us or our affiliates (other than the transaction in which it acquired the shares of common stock from us and its ownership of a membership interest in, and the management of, Meridian Capital Group, LLC) during the past three years. Ownership information about the selling shareholder may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.
     Because the selling shareholder may offer all or some of its shares of common stock from time to time, we cannot estimate the number of shares of common stock that will be held by the selling shareholder upon the termination of any particular offering. See “Plan of Distribution.”
PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The shares of common stock may be sold from time to time to purchasers:
•	directly by the selling shareholder or its pledgees, donees, transferees or successors in interest (all of whom may be selling shareholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares of common stock.

     The selling shareholder and any such broker-dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters.” As a result, any profits on the sale of shares of the common stock by selling shareholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholder were deemed to be an underwriter, the selling shareholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions.
     The shares of common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     The selling shareholder may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including in the over-the-counter market, in privately negotiated transactions or otherwise. The selling shareholder may sell the securities by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

•	exchange distributions in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	in connection with short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by the selling shareholder to their partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	derivative or other hedging transactions;

•	loan or pledge transactions;

•	pursuant to Rule 144 or Section 4(1) of the Securities Act of 1933, to the extent available; and

•	any combination of any of these methods of sale or any other method permitted by law.
     The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as agents of the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
     In connection with the sale of the shares of common stock, the selling shareholder may enter into hedging transactions with broker-dealers. These broker- dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The selling shareholder may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge the shares of common stock to broker-dealers that, in turn, may sell the shares of common stock.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholder. The selling shareholder may decide not to sell all or a portion of the shares of common stock offered by it pursuant to this prospectus or may decide not to sell the common stock under this prospectus. In addition, the selling shareholder may transfer, devise or give the shares of common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under

Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus. Our common stock is listed on The New York Stock Exchange under the trading symbol “SOV.”
     The selling shareholder and any other persons participating in the distribution of the shares of common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the underlying common stock by the selling shareholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of common stock and the ability to engage in market-making activities with respect to the shares of common stock.
     We have agreed to use our reasonable efforts to keep the registration statement of which this prospectus is a part effective for so long as any such shares of the common stock we issue to the selling shareholder are subject to any restrictions on resale under the provisions of Rule 144, as promulgated under the Securities Act.
     We will pay all fees in connection with this registration statement, including registration and filing fees and printing expenses.
INTERESTS OF NAMED EXPERTS AND COUNSEL
     Stevens & Lee, Valley Forge, Pennsylvania, will pass upon the validity of the securities being offered under this prospectus. Stevens & Lee and its attorneys own in the aggregate approximately 400,000 shares of Sovereign common stock.

EXPERTS
     The consolidated financial statements of Sovereign Bancorp, Inc. appearing in Sovereign Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 and Sovereign Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is a part of a registration statement on Form S-3, which we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC’s public reference facilities described below.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC’s web site (http://www.sec.gov) and our web site (http://www.sovereignbank.com).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents, which we have filed with the SEC, are incorporated herein by reference:
     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
     (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;
     (c) our Current Reports on Form 8-K filed with the SEC on January 18, 2007, February 20, 2007, March 14, 2007, March 20, 2007, March 22, 2007, March 23, 2007, and April 5, 2007;
     (d) the description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on October 28, 2005, and any amendments or reports filed for the purpose of updating such registration statement; and
     (e) the description of our stock purchase rights contained in our Registration Statement on Form 8-A/A, filed with the SEC on October 28, 2005, and any amendments or reports filed for the purpose of updating such registration statement.

     All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.
     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:
Investor Relations Department
Sovereign Bank
Mail Code 11-900-IR5
P.O. Box 12646
Reading, Pennsylvania 19612
(610) 208-8681

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$2,616
Printing, shipping & engraving expenses	$10,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$10,000

Total	$42,616
Item 15. Indemnification of Directors and Officers.
     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     The Bylaws of Sovereign provide for (1) indemnification of directors, officers, employees, and agents of Sovereign and its subsidiaries and (2) the elimination of a director’s liability for monetary damages to the fullest extent permitted by Pennsylvania law.
     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign Bancorp.
Item 16. Exhibits.
3.1	Articles of Incorporation, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to Sovereign’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.)

3.2	Bylaws, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Sovereign’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.)

4.1	Second Amended and Restated Rights Agreement, dated as of January 19, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 of Sovereign Bancorp’s Form 8-K/A No. 3, filed on January 24, 2005.)

4.2	Amendment to Second Amended and Restated Rights Agreement, dated as of October 24, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.2 of Sovereign Bancorp’s Form 8-K/A No. 4, filed on October 28, 2005.)

5.1	Opinion of Stevens & Lee.

23.1	Consent of Ernst & Young LLP.

23.3	Consent of Stevens & Lee. (Included in Exhibit 5.1.)

24.1	Power of Attorney of Directors and Officers. (Included on the signature page.)
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) if the registrant is relying on Rule 430B:
          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on July 17, 2007.

SOVEREIGN BANCORP, INC.
By	/s/ Joseph P. Campanelli
Joseph P. Campanelli,
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph P. Campanelli, Mark R. McCollom, Thomas R. Brugger, and Richard Toomey, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph P. Campanelli Joseph P. Campanelli	Director, President and Chief Executive Officer (Principal Executive Officer)	June 5, 2007

Gonzalo de las Heras	Director	June 5, 2007

/s/ P. Michael Ehlerman P. Michael Ehlerman	Chairman of the Board and Director	June 5, 2007

/s/ Brian Hard Brian Hard	Director	June 5, 2007

Signature	Title	Date

/s/ Marian L. Heard Marian L. Heard	Director	June 5, 2007

/s/ Andrew C. Hove, Jr. Andrew C. Hove, Jr.	Director	June 5,2007

/s/ William J. Moran William J. Moran	Director	June 5, 2007

/s/ Maria Fiorini Ramirez Maria Fiorini Ramirez	Director	June 5, 2007

/s/ Juan Rodriquez-Inciarte Juan Rodriquez-Inciarte	Director	June 5, 2007

/s/ Alberto Sanchez Alberto Sanchez	Director	June 5, 2007

/s/ Cameron C. Troilo, Sr. Cameron C. Troilo, Sr.	Director	June 5, 2007

Ralph W. Whitworth	Director	June 5, 2007

/s/ Mark R. McCollom Mark R. McCollom	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	June 5, 2007

/s/ Thomas D. Cestare Thomas D. Cestare	Chief Accounting Officer and Executive Vice President (Principal Accounting Officer)	June 5, 2007

EXHIBIT INDEX
3.1	Articles of Incorporation, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to Sovereign’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.)

3.2	Bylaws, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 to Sovereign’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.)

4.1	Second Amended and Restated Rights Agreement, dated as of January 19, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 of Sovereign Bancorp’s Form 8-K/A No. 3, filed on January 24, 2005.)

4.2	Amendment to Second Amended and Restated Rights Agreement, dated as of October 24, 2005, between Sovereign Bancorp, Inc. and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.2 of Sovereign Bancorp’s Form 8-K/A No. 4, filed on October 28, 2005.)

5.1	Opinion of Stevens & Lee.

23.1	Consent of Ernst & Young LLP.

23.3	Consent of Stevens & Lee. (Included in Exhibit 5.1.)

24.1	Power of Attorney of Directors and Officers. (Included on the signature page.)